       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997
                           REGISTRATION NO. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM S-8
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933

                                SBS TECHNOLOGIES, INC.
                (Exact name of registrant as specified in its charter)

New Mexico 85-0359415
(State of Incorporation)(I.R.S. Employer Identification No.)

                             2400 Louisiana Boulevard NE
                              AFC Building 5, Suite 600
                            Albuquerque, New Mexico  87110
                                    (505) 875-0600
                       (Address of Principal Executive Offices)
               SBS TECHNOLOGIES, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN
           SBS TECHNOLOGIES, INC. 1997 EMPLOYEE INCENTIVE STOCK OPTION PLAN
                                 (Full title of Plan)

                                                                        Copy to:

MR. CHRISTOPHER J. AMENSON                            ALISON K. SCHULER, ESQUIRE
SBS Technologies, Inc.                            Schuler, Messersmith & McNeill
2400 Louisiana Boulevard NE                     5700 Harper Drive, NE, Suite 430
AFC Building 5, Suite 600                         Albuquerque, New Mexico  87109
Albuquerque, New Mexico  87110                                    (505) 822-8826
(Name and address of agent for service)
(505) 875-0600
(Telephone number, including area code,
of agent for service)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                           EXHIBIT INDEX APPEARS AT PAGE 32
                                  PAGE 1 OF 37 PAGES

                           CALCULATION OF REGISTRATION FEE


    Titles of Each Class    Amount to be      Proposed Maximum    Proposed Maximum      Amount of
    of Securities to be     Registered1        Offering Price      Aggregate             Registration
    Registered                                Per Security        Offering Price2       Fee



Common Stock                600,000 shares    $34.00              $14,352,598.13

Total Registration Fee                                                                  $4,349.27




1 Indicates the aggregate number of shares of Common Stock, no par value, ("Common Stock") authorized and reserved for issuance and which may be sold upon the exercise of options which previously have been granted and/or may be granted under the SBS Technologies, Inc. 1996 Employee Stock Purchase Plan and the SBS Technologies, Inc. 1997 Employee Incentive Stock Option Plan (together, the "Plans"), plus such additional number of shares as may be issued pursuant to the Plans in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

2 This calculation is made solely for the purpose of determining the registration fee pursuant to the provision of Rule 457(h) under the Securities Act of 1933 (the "Act") as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sales price per share of Common Stock reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as of March 5, 1997 (within 5 business days before filing this Registration Statement).

                                EXPLANATORY NOTE

    In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of SBS Technologies, Inc. ("Company") pursuant to the Plans.

                            600,000 SHARES OF COMMON STOCK

                                SBS TECHNOLOGIES, INC.

                  Issuable upon exercise of options covered by the:
    1996 Employee Stock Purchase Plan (300,000 shares)
    1997 Employee Incentive Stock Option Plan (300,000 shares)

    This Prospectus is being used in connection with the offer and sale from time to time by certain officers and directors (together, "Selling Shareholders") of SBS Technologies, Inc. ("Company" or "SBS") of shares ("Shares") of the no par value Common Stock of SBS ("Common Stock") which may be acquired upon the exercise of stock options pursuant to the 1996 Employee Stock Purchase Plan and the 1997 Employee Incentive Stock Option Plan (together, the "Plans"). SBS will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders (although SBS will receive the proceeds of option exercises by the Selling Shareholders who hold options).

    The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. These sales may be made on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or otherwise at market prices then prevailing or at negotiated fees. All selling and other expenses (including discounts, commissions or fees) incurred by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, in connection with the sale of the Shares will be paid by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, or by the purchasers of the Shares, except that the expenses of preparing this Prospectus and preparing and filing the related Registration Statement with the Securities and Exchange Commission and of registering or qualifying the Shares will be paid by SBS. See "Plan of Distribution."

    The Selling Shareholders, or pledgees, donees, transferees or other successors in interest, and brokers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Act"). Any profits realized by the Selling Shareholders or those brokers on the sale of the Shares may be deemed to be underwriting commissions under the Securities Act.

    The Common Stock of SBS Technologies, Inc. is listed on the NASDAQ National Market System under the symbol "SBSE." The Closing Price of SBS's Common Stock as reported on NASDAQ on March 7, 1997, was $27.50.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person is authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by SBS or the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Registered Shares offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to that person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

         SEE "RISK FACTORS", PAGE 7, FOR DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

    The date of this Prospectus is March 10, 1997.

                          STATEMENT OF AVAILABLE INFORMATION

    A Registration Statement on Form S-8, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to that Registration Statement, and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by that reference. SBS Technologies, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements files reports and other information with the Commission. Information, including reports and proxy and information statements, filed by SBS Technologies, Inc. (and by it under its previous name of SBS Engineering, Inc.) with the Commission and a copy of the Registration Statement, including exhibits thereto, can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., in Washington, D.C., 20549, or at its Regional Office located at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of this material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. SBS Technologies, Inc. Common Stock is listed on the National Association of Securities Dealers, Inc. National Market System. Reports, proxy and information statements, and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, NW, Washington, D.C. 20006. The Commission maintains a web site that contains proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of that site is www.sec.gov.

                                     THE COMPANY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

    The Company is a leading manufacturer of standard bus embedded computer components that perform a broad range of central processing unit ("CPU"), general purpose input/output ("IO"), special purpose I/O interface and high-performance bus interconnect functions. The Company capitalizes on its design expertise and customer service capabilities to enhance product quality and reduce time to market for OEM customers.

    The Company's objective is to become a leading supplier of board level components to the standard bus embedded computer market. The Company intends to continue its growth through a combination of internal growth and acquisitions. Internal growth is achieved through expanding its existing product lines through new product development and through increasing penetration of its existing customer base. The Company currently participates in a number of attractive markets, including the Intel-based VME CPU board market, the IndustryPack ("IP") market in general purpose I/O, the standard bus embedded computer bus interconnect market, the telemetry interface market and the MIL-STD-1553 standard avionics interface market.

    Unlike computers targeted at business computing applications, embedded computers perform a single function or a closely related group of functions, such as I/O and data processing, as part of a larger system and with a high degree of reliability. Embedded computers generally are design-specific solutions that require substantial engineering expertise, have extended product lives reflecting the long product cycles of the systems into which they are incorporated and often must adhere to specific size and operating requirements. As a result, the Company believes that performance, reliability, supplier stability and customer support are often the primary factors in the decision to purchase a particular embedded computer solution.

    OEM's requiring embedded computers either construct systems based on standard bus designs together with off-the-shelf I/O, processor and memory modules, or they develop custom or proprietary solutions. Standard bus solutions generally enable product designers to develop systems quickly and with a high degree of confidence in the reliability of the solution, to capitalize on the lower cost of industry-standard components and to modify designs easily so that a single product design can serve multiple applications. As a result of these factors, standard bus systems today constitute a large and growing portion of the embedded computer market. According to a recent industry study, BOARD-LEVEL EMBEDDED COMPUTER MARKETS AND TRENDS, the standard bus embedded computer market is projected to grow from approximately $2.5 billion in 1995 to approximately $3.9 billion in 1999.

    The most popular embedded computer standard today is VME, which is widely used in aerospace and military, telecommunications, networking, industrial automation and control, medical instruments and automated test and measurement applications. According to BOARD-LEVEL EMBEDDED COMPUTER MARKETS AND TRENDS, the VME-bus embedded computer market is projected to grow from approximately $1.2 billion in 1995 to approximately $2.3 billion in 1999. The modular nature of standard-bus embedded computers, their wide range of applications and the variety of bus architectures available have resulted in a highly fragmented market. The variety of standard bus embedded computer architectures supports a growing market for products that interconnect various types of standard bus embedded computers.

    The Company sells its products through a combination of direct sales and independent manufacturers' representatives. The Company's products serve a broad range of functions including commercial, communications, industrial automation, medical device, military and space, test and measurement and transportation. The Company's customers include The Boeing Company, Caterpillar, Inc., Eastman Kodak Company, General Electric Company and Lockheed Martin Corporation. International sales constituted approximately 16% of the Company's sales in fiscal 1996.

    The Company completed, on November 22, 1996, the acquisition of Bit 3 Computer Corporation ("Bit 3"), a manufacturer of high-performance bus interconnect hardware that enables embedded computers of differing standards to communicate. The total purchase price for the outstanding common stock of Bit 3 was $24 million, of which $20 million was paid out of the proceeds of a public offering of Common Stock and the balance is to be paid out of cash flow from Company operations. As a result of the acquisition, the Company recorded approximately $9.8 million in intangible assets, including goodwill, which will be amortized on a straight-line basis over the estimated benefit period of ten years. Although Bit 3's current operating profit offsets the amortization expense and the earnings dilution associated with the public offering, there can be no assurance that Bit 3's operations will continue to perform at current levels. A decrease in Bit 3's operating profit could adversely affect the Company's overall net income and earnings per share. In addition, there can be no assurance that changes in further markets or technologies will not require more rapid levels of goodwill amortization in such a way that overall Company financial condition or results of operations would be adversely affected. In connection with the acquisition, the Company recorded an $11 million earnings charge in the second fiscal quarter of fiscal 1997. The earnings charge was based on an assessment by the Company, in conjunction with an independent valuation firm, of purchased technology of Bit 3. The assessment determined that $11 million of Bit 3's purchase price represented technology that does not meet the accounting definitions of "completed technology," and thus should be charged to earnings
under generally accepted accounting principles.   The Company  incurred a net
loss of $5 million (or $1.24 per share) for the second fiscal quarter of 1997 as a result of the earnings charge.

    The Company funded $20 million of the total purchase price for Bit 3 with proceeds of a public offering of its Common Stock which was also completed on November 22, 1996. In the public offering, 1,500,000 shares of Common Stock were sold on behalf of the Company and 300,000 shares of Common Stock were sold on behalf of selling shareholders. In addition to the purchase of Bit 3, the Company applied proceeds of the public offering to the repayment of outstanding long-term debt. Remaining proceeds will be used for general working capital requirements.

    The Company was incorporated in New Mexico in November 1986. The Company's executive offices are located at 2400 Louisiana Boulevard, NE, AFC Building 5, Suite 600, Albuquerque, New Mexico 87110, and its telephone number is
(505)875-0600. References in this Prospectus to the "Company" or "SBS" are to SBS Technologies, Inc. and its consolidated subsidiaries. The Company has four subsidiaries, Berg Systems International, Inc. ("BSI"), Bit 3 Computer Corporation ("Bit 3"), GreenSpring Computers, Inc. ("GreenSpring") and Logical Design Group, Inc. ("LDG"). IndustryPack-Registered Trademark- is a registered trademark of the Company.

                                     RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY AND BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW.


ACQUISITION OF BIT 3

    The Company's recent acquisition of Bit 3 involves numerous risks including difficulties in the assimilation of the operations, technologies and products of Bit 3, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience and in which competitors may have stronger market positions, and the potential loss of key employees of Bit 3. In particular, the Company anticipates that the two selling shareholders of Bit 3 ("Sellers") will remain as employees of the Company under one-year employment agreements. There can be no assurance that the Sellers will remain with the Company for the period covered by their employment agreements. In addition, the Company intends to operate Bit 3 in the Minneapolis metropolitan area with its current employee base. Although the Company has sought to retain these employees, there can be no assurance that these employees will continue to remain with Bit 3. The acquisition could increase the rate of employee turnover, which could have an adverse impact on Bit 3's performance and the Company's results of operations.

    Achieving the anticipated benefits of the acquisition will depend in part upon whether the integration of the two companies' businesses can be accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The integration of Bit 3 will require, among other things, integration of the Company's and Bit 3's respective product offerings and the coordination of their sales and marketing and research and development efforts. The difficulties of that integration may be increased by the necessity of coordinating geographically separated organizations. The inability of management to successfully integrate the operations of the Company and Bit 3 could have a material adverse effect on the Company's business, financial condition and results of operations.

    Bit 3 has experienced fluctuations in its operating results in the past and may experience those fluctuations in the future as a result of factors such as changes in the marketplace, technology evolution and competition. Given the possibility of these fluctuations, the Company believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that the results for any one period should not be relied upon as an indication of future performance.

    As a result of the acquisition, the Company recorded approximately $9.8 million in intangible assets, including goodwill, which will be amortized on a straight line basis over the estimated benefit period of ten years. Although Bit 3's current operating profit offsets the amortization expense and the earnings dilution associated with this offering, there can be no assurance that Bit 3's operations will remain at their current levels. A decrease in Bit 3's operating profit could adversely affect the Company's overall net income and earnings per share. In addition, there can be no assurance that changes in future markets or technologies will not require more rapid levels of goodwill amortization in such a way that overall Company financial condition or results of operations would be adversely affected. In connection with the acquisition, the Company recorded an $11 million earnings charge in the second fiscal quarter of 1997. The earnings charge was based on an assessment by the Company, in conjunction with an independent valuation firm, of purchased technology of Bit
3. The assessment determined that $11 million of Bit 3's purchase price represented technology that does not meet the accounting definitions of "completed technology," and thus should be charged to earnings under generally accepted accounting principles. The Company incurred a net loss of $5 million (or $1.24 per share) for the second fiscal quarter of 1997 as a result of the
earnings charge.   See "-Fluctuations in Operating Results; Second Quarter
Loss."

    The Company relied upon certain representations and warranties about Bit 3 made by the Sellers of Bit 3 in the Acquisition Agreement, as well as the Company's own due diligence investigation. There can be no assurance that these representations and warranties are true and correct or that the Company's due diligence investigation discovered all matters of a material nature relating to the acquisition.

FLUCTUATIONS IN OPERATING RESULTS; SECOND QUARTER LOSS

    The Company has experienced fluctuations in its operating results in the past and may experience those fluctuations in the future. Sales, on both an annual and a quarterly basis, are subject to fluctuations as a result of a variety of factors, many of which are beyond the control of the Company. These factors include the timing of customer orders, manufacturing delays, delays in shipment due to component shortages, cancellations of orders, the mix of products sold, cyclicality or downturns in the markets served by the Company's customers, including significant reductions in defense spending affecting certain of the Company's customers, and regulatory changes. In addition, the Company tends to experience an increase in sales during its first fiscal quarter, which ends on September 30, due to purchases made by United States ("U.S.") government agencies and contractors at the end of the U.S. government's fiscal year which also ends on September 30. The Company primarily experiences this effect in its avionics and telemetry product lines. Similarly, the Company tends to experience little or no growth in sales during its second fiscal quarter, as sales dependent on U.S. government funding are often delayed during the start of the U.S. government's new fiscal year. Given the possibility of those fluctuations, the Company believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. If the Company's sales or earnings for any quarter are less than the level expected by securities analysts or the market in general, those shortfalls could have an immediate and significant adverse impact on the market price of the Company's Common Stock.

    In connection with the acquisition of Bit 3, the Company recorded an $11 million earnings charge in the second fiscal quarter of 1997. The earnings charge was based on an assessment by the Company, in conjunction with an independent valuation firm, of purchased technology of Bit 3. The assessment determined that $11 million of Bit 3's purchase price represented technology that does not meet the accounting definitions of "completed technology," and thus should be charged to earnings under generally accepted accounting
principles.   The Company incurred a net loss of $5 million (or $1.24 per share)
for the second fiscal quarter of 1997 as a result of the earnings charge.

INTEGRATION OF ACQUISITIONS; EXPANSION THROUGH ACQUISITIONS

    The Company has increased the scope of its operations primarily through the addition of four new product lines acquired since 1992. BSI was acquired in 1992, GreenSpring was acquired in 1995, LDG was added in August 1996, and Bit 3 was acquired in November 1996. There can be no assurance that the Company's management and financial controls, personnel, and other corporate support systems will be adequate to manage the increase in the size and the diversity of scope of the Company's operations as a result of the recent acquisitions. In addition, there can be no assurance that the Company's acquisitions will be accretive to earnings or that the companies acquired will continue to perform at their historical levels.

    A major element of the Company's business strategy is to continue to pursue acquisitions that either expand or complement its business. There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company, and in a timely manner. A substantial portion of the Company's capital resources could be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. As the Company proceeds with its acquisition strategy, the Company will continue to encounter the risks associated with the integration of the acquisitions described above.

    The Company anticipates that one or more potential acquisition opportunities, including some that could be material, may become available in the near future. If and when appropriate acquisition opportunities become available, the Company intends to pursue them actively. No assurance can be given that any acquisition by the Company will or will not occur, that if such an acquisition does occur that it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business.

RELIANCE ON DEFENSE SPENDING

    In each of fiscal 1994, 1995 and 1996, the majority of the Company's sales was derived directly or indirectly from the U.S. Department of Defense. The Company expects that the Department of Defense will continue to be a significant source of sales. There can be no assurance that changes in the geopolitical environment or in national policy will not result in significantly reduced defense spending which could materially and adversely affect the Company's business, financial condition or results of operations. In addition, the Company believes that many of its potential customers will rely on U.S. government funding for the purchase of the Company's products. Accordingly, sales to these customers may be adversely affected by delays in obtaining, or the unavailability of, those funds caused by budget constraints or bureaucratic processes.

RELIANCE ON INDUSTRY STANDARDS; FUNDAMENTAL TECHNOLOGY CHANGE

    Most of the Company's products are developed to meet certain industry standards, including MIL-STD-1553, Telemetry IRIG Standards and various ANSI standards. These standards are continuing to develop and are subject to change. Elimination or obsolescence of these standards could materially adversely affect the design, manufacture and sale of the Company's products and require costly redesign to meet new or emerging standards. In addition, the Company's success will depend in part on its ability to develop products that evolve with changing industry standards and customer preferences. There can be no assurance that the Company will be successful in developing those products in a timely manner, or that the Company will be successful in selling the products it develops. The Company's delay or failure to adapt to changing industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

    Many of the Company's product designs rely on state of the art digital technology. There is no assurance that future advances in technology may not make obsolete the Company's existing product lines, resulting in increased competition and requiring the Company to undertake costly redesign of its products to maintain its competitive position. There can be no assurance that the Company will be able to incorporate the new technology into its existing products or redesign its existing products in order to compete effectively.


    Moreover, new and enhanced products and solutions affecting the Company's markets are continually being introduced by the Company's competitors. These products and solutions can be expected to affect the competitive environment in the markets in which they are introduced. Because new products and technologies require commitments well in advance of sales, decisions with respect to those commitments must accurately anticipate both future demand and the technology that will be available to meet that demand. There can be no assurance that the Company will be able to successfully adapt to future technological changes and failure to do so may materially adversely affect the Company's business, financial condition or results of operations.

UNCERTAINTY OF MARKET DEVELOPMENT

    Many of the Company's potential customers design and manufacture standard bus embedded computer systems internally. Increased market acceptance of the Company's products and services is dependent in part on these customers relying on the Company to provide embedded computer system components rather than designing and manufacturing these products internally. The Company believes that a number of factors will be important to achieve increased market acceptance of its products and services. These factors include the quality of the Company's design and production expertise, the increasing use and complexity of embedded computer systems in new and traditional products, the expansion of markets that are served by standard bus embedded computers, time-to-market requirements of the Company's actual and potential customers, the assessment of direct and indirect cost savings and the willingness to rely on the Company for mission-critical applications by customers. The Company believes that in many customer applications, the cost of its products may exceed or be perceived to exceed the cost of internal development. Failure to achieve increased market acceptance of the Company's products will have a material adverse effect on the Company's ability to achieve its growth objectives.


COMPETITION

    The standard bus embedded computer industry is highly-competitive and fragmented, and the Company's competitors differ depending on product type, company size, geographic market and application type.

The Company faces competition in each of its product lines. The Company believes that because of the diverse nature of the Company's products and the fragmented nature of the embedded computer market, there is little overlap of competitors for each product line. Competitive factors across the Company's product lines include: performance, customer support, product longevity, supplier stability, breadth of product offerings and reliability. Many of the Company's existing and potential competitors have financial, technological and marketing resources significantly greater than those of the Company and may have established relationships with customers or potential customers that afford them a competitive advantage. There can be no assurance that the Company will be able to compete effectively in its current or future markets or that competitive pressures will not adversely affect its business, financial condition or results of operations.

    In the Company's recently acquired CPU product line, the Company competes with a number of other suppliers of VME CPU boards. The Company's direct competitors include other companies that build VME CPU boards based on Intel microprocessor technology such as Force Computers, Inc. (which has recently agreed to be acquired by Solectron Corporation), Performance Technologies, Inc., RadiSys Corporation, VME Microsystems, Inc. ("VMIC") and XYCOM, Inc.
Indirectly, however, the Company also competes with suppliers of VME CPU boards based on other microcomputer architectures such as Motorola 68OxO, Sparc and PowerPC.

    In the generalized computer I/0 product area serviced by GreenSpring and its IP product line, the Company has two classes of competition. The first class includes companies that compete directly by selling IP products. The second class includes companies that compete with I/0 products using a different implementation to provide functionally equivalent products. The Company's competitors in each of these classes include Computer Products, Inc., Systran, Inc. and VMIC.

    In the telemetry market, the Company competes with other suppliers of open architecture telemetry solutions. It also indirectly competes with suppliers of traditional, closed architecture telemetry systems. The Company's competitors include Aydin Vector Division, Lockheed Martin Telemetry and Instrumentation, Terametrix, Inc. and Veda, Inc.

    In the avionics interface market, the Company competes with a number of other companies that produce similar avionics interface products. The Company's competitors include Ballard Technologies, Inc., Data Devices Corporation, Digital Technology, Inc., DY-4, Inc., Excalibur Technologies Corporation and Gesellschaft Fur Angewandte Informatik und Mikroelekemik, GmbH.

    In the connectivity market, the Company competes with broad-based direct competitors and competitors who have single or targeted products that compliment their main systems business. The Company's competitors include VMIC, Systran, Inc. and Performance Computers.

RELIANCE ON SPECIALIZED MARKETS

    Many of the Company's products, including its telemetry and avionics interface products, target specialized markets that support attractive profit margins. There can be no assurance that these markets will continue to support these margins or that these specialized markets will continue to provide the Company with an environment to support current sales levels or acceptable growth rates.

AVAILABILITY OF COMPONENT MATERIALS

    Many of the Company's products contain state of the art digital electronic components. The Company is dependent upon third parties for the continuing supply of many of these components, some of which are obtained from a sole supplier, such as Xilinx, Inc., or a limited number of suppliers, for which alternate sources may be difficult to locate. Moreover, suppliers may discontinue or upgrade some of the products incorporated into the Company's products, which could require the Company to redesign a product to incorporate newer or alternative technology. Although the Company believes that it has arranged for an adequate supply of components to meet its short term requirements, the Company does not have contracts which would assure availability and price. Lack of timely availability of components could cause delays in shipment of product and affect the Company's revenues during certain periods as well as lead to customer dissatisfaction. Limited availability of components could also require the Company to pay premiums for parts to make shipment deadlines and thus adversely affect the Company's profit margin, or cause the Company to increase its inventory of scarce parts and thus adversely affect the Company's cash flow. There can be no assurance that the Company will continue to be able to obtain all of the components it requires or that the price of certain components in short supply will not materially and adversely affect its business, financial condition or results of operations.

RETENTION AND RECRUITMENT OF KEY EMPLOYEES

    The Company's ability to maintain its competitive position and to develop and market new products depends, in part, upon its ability to retain key employees and to recruit and retain additional qualified personnel, particularly engineers. There can be no assurance that the Company will be able to continue to retain or recruit those personnel. An inability by the Company to retain and recruit key employees could have a material adverse effect on the Company's business, financial condition and results of operations.

NO PATENT PROTECTION

    Although the Company believes that some of its processes and equipment may be proprietary, the Company has not sought patent protection for its technology. The Company has relied upon trade secret laws, industrial know-how and employee confidentiality agreements. There can be no assurance that the Company's processes and equipment provide it with a sufficient competitive advantage to overcome its lack of patent protection, or that others will not independently develop equivalent or superior products or technology. Furthermore, there can be no assurance that trade secret protection will be established, or that secrecy obligations will be honored. Also, to the extent that consultants, employees and other parties apply technological information developed independently, by them or others, to Company projects, disputes may arise as to the proprietary rights to that information, which may not be resolved in favor of the Company.

    In addition, litigation may be necessary to enforce the Company's proprietary rights, to protect the Company's trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement. That litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

    Moreover, because patent applications in the United States are not publicly disclosed until the patents issue, patent applications may have been filed that relate to the Company's products and technology. The Company does not believe that it infringes any patents of which it is aware; however, there can be no assurance that patent infringement claims will not be asserted against the Company. If these claims were asserted, these claims might have a material adverse effect on the Company's business, financial condition or results of operations. If infringement or invalidity claims are asserted against the Company, litigation may be necessary to defend the Company against those claims, and in certain circumstances the Company may choose to seek to obtain a license under the third-party's intellectual property rights. There can be no assurance that those licenses will be available on terms acceptable to the Company, if at all.

PRODUCT LIABILITY

    The Company's products and services potentially may be subject to product liability or government or commercial warranty claims. The Company maintains primary product liability insurance with a general aggregate limit of $2 million, $1 million per occurrence, and an $8 million excess policy. While the Company has never been the subject of any such claims, considering the wide use of the Company's products in a variety of applications, as well as the propensity of claimants initially to pursue all possible contributors in a legal action, there can be no assurance that that coverage will be adequate to protect the Company from liability, or that the Company will be able to continue that insurance in effect for premiums acceptable to the Company. In the event of a successful lawsuit against the Company, a lack or insufficiency of insurance coverage could have a material adverse effect upon the Company.

DEPENDENCE UPON CERTAIN OFFICERS

    The success of the Company is dependent in part upon the services of certain executive officers and other key employees. The Company maintains key man insurance on the lives of each of its executive officers in the amount of $1 million. Executive Officers also have entered into employment agreements with the Company for varying lengths of time. Other key employees are retained by a combination of employment agreements and incentive stock option plans. Loss of the services of such employees could have a material adverse effect on the Company's business.

CONTROL BY MANAGEMENT

    Upon completion of this offering, the Officers and Directors of the Company will beneficially own approximately 16% of the Company's issued and outstanding Common Stock. The Company's Articles of Incorporation do not permit cumulative voting. The Officers and Directors' ownership if voted together provides management with the power to influence significantly all matters requiring approval by the shareholders of the Company, including the election of Directors and approval of stock option and stock purchase plans.

POTENTIAL DILUTIVE EFFECT OF OUTSTANDING WARRANTS AND OPTIONS AND REGISTRATION RIGHTS

    The Company, in connection with its acquisition of GreenSpring in April 1995, issued warrants to purchase 400,000 shares of Common Stock at an exercise price of $4.50 per share (the "GreenSpring Warrants"). The holders of the GreenSpring Warrants were also granted the right to sell alongside a Company registration. The Company is obligated to register the GreenSpring Warrants under the Securities Act of 1933 (the "Securities Act"). In April 1996, the Company registered under the Securities Act 150,001 GreenSpring Warrants, as well as certain options held by the Company's Chief Executive Officer, President and Chief Operating Officer, Mr. Amenson. In January 1997, the Company registered the remaining GreenSpring Warrants. As of February 28, 1997, 227,778 of the GreenSpring Warrants remained, of which 61,112 were exercisable and warrants to purchase 166,666 shares of Common Stock become exercisable over the next two years. The holders of the GreenSpring Warrants also possess until August 2000 the right to sell shares of Common Stock underlying the GreenSpring Warrants alongside the Company should the Company file a registration statement during this period.

    Additionally, in connection with the Company's acquisition in August 1996 of LDG, the Company granted to the two selling shareholders of LDG registration rights and piggyback rights covering an aggregate of 200,000 shares of the Company's Common Stock. The Company registered these shares in January 1997.

    These demand, piggyback and alongside registration rights may negatively influence the Company's ability to raise additional equity capital in the future. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be additional dilution in excess of that resulting from use of common and common equivalent shares in earnings calculations.

    As of February 28, 1997, the Company had outstanding 311,333 vested options and 603,795 options subject to vesting.

LIMITED PUBLIC FLOAT; TRADING; VOLATILITY OF STOCK PRICE

    The Company's Common Stock is traded on the Nasdaq National Market. While a public market currently exists for the Company's Common Stock, the number of shares in the public market is approximately 89% of the 5,974,671 shares of Common Stock that will be outstanding at the completion of this offering. Trading volume in the four weeks ended February 28, 1997 averaged 107,421 shares traded per day. Thus, trading of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. In addition, the Nasdaq National Market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The Company believes factors such as quarterly fluctuations in financial results, announcements of new technologies impacting the Company's products, announcements by competitors or changes in securities analysts' recommendations may cause the market price to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the Common Stock. See "-Fluctuations in Operating Results; Second Quarter Loss."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales by existing shareholders could adversely affect the prevailing market price of the Common Stock. Upon completion of the offering, the Company will have 5,974,671 shares of Common Stock outstanding. Of these shares, approximately 423,817 shares will be eligible for sale in the public market without restriction pursuant to Rule 144(k) or Rule 701 under the Securities Act.

Approximately 555,984 additional shares outstanding upon completion of the offering will be eligible for sale pursuant to Rule 144.

ABSENCE OF DIVIDENDS

    Since its inception, the Company has not paid cash dividends on its Common Stock. The Company intends to retain future earnings, if any, to provide funds for business operations and, accordingly, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Pursuant to its Credit Agreement, dated April 28, 1995, as amended, with NationsBank of Texas, N.A., neither the Company nor any of its subsidiaries may, directly or indirectly, make any cash or other distributions (such as dividends) on or in respect of any person's interest as a shareholder in the Company.


                                 SELLING SHAREHOLDERS

    The following table sets forth the names of the Selling Shareholders who are eligible to resell (whether or not they have a present intent to do so) and the positions, offices and other material relationships which each Selling Shareholder had with the Company or any of its predecessors or affiliates since February 28, 1994.

                                  POSITION WITH THE COMPANY
SELLING SHAREHOLDER               SINCE FEBRUARY 28, 1994
-------------------               -------------------------
Andrew C. Cruce              Chairman of the Board (1992--);
                             Director (1987--), Chief Executive
                             Officer (1992-1996); President (1987-
                             1996); Treasurer (1991-1995).


Christopher J. Amenson       President (1996--); Chief Operating
                             Officer and Director (1992--).

Scott A. Alexander           Vice President (1991--); Secretary
                             (1987--); Director (1987--).

James E. Dixon, Jr.          Vice President of Finance and
                             Administration; Treasurer; Chief
                             Financial Officer (1995--).

    The following table sets forth the name of each Selling Shareholder as of February 28, 1997, the number of shares of Common Stock owned by each Selling Shareholder as of February 28, 1997, the number of Shares issuable upon exercise of options granted under the Plans, the number of Shares eligible to be sold by each Selling Shareholder pursuant to this Registration Statement and the percentage of outstanding Common Stock to be owned by each Selling Shareholder after the offering. Selling Shareholders may in the future receive additional shares under the Plans and may sell those shares. The "*" indicates less than one percent of outstanding Common Stock after this offering.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                Number of         Percent of
                            Number of Shares    Shares Eligible   Total Shares
Name of Owner               Owned(3)            to be Sold(4)     Outstanding
-------------               -------             ---------------   ------------

Andrew C. Cruce               376,543                 0                6.9

Christopher J. Amenson(1)     234,842                 0                4.2

Scott A. Alexander(2)         382,958                 0                7.0

James E. Dixon, Jr.               178                 0                 *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 PLAN OF DISTRIBUTION

    The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may sell Shares in any of the following ways: (i) through dealers, (ii) through agents, (iii) or directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (a) on the Nasdaq National Market System (or on such national stock exchanges upon which shares of Common Stock may be traded from time to time) in transactions pursuant to and in accordance with the rules of that System, (b) in the over-the-counter market, or (c) in transactions other than on that System or in the over-the-counter market, or a combination of those transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at


-------------------------

     (1) Includes options to purchase 133,333 shares of Common Stock currently exercisable under option agreements between Mr. Amenson and certain other shareholders of the Company.

     (2) 27,000 of these shares are held by Mr. Alexander as trustee for his children.

     (3) Includes shares issuable upon exercise of outstanding options by each Selling Shareholder which were exercisable on February 28, 1997.

     (4) Shares Eligible to be Sold are Option Shares issued or issuable pursuant to options granted under the Plans as of February 28, 1997. Options may, however, be issued in the future pursuant to the Plans.

negotiated prices or at fixed prices. The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may effect these transactions by selling Shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of discounts, commissions, or commissions from the Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, and/or commissions from purchasers of Shares for whom they may act as agent. The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, and any broker-dealers or agents that participate in the distribution of Shares by them might be deemed to be underwriters, and any discounts, commissions, or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 ("Securities Act"). Affiliates of one or more Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may act as principal or agent in connection with the offer or sale of Shares by the Selling Shareholders, or their pledgees, donees, transferees or other successors in interest. In addition, any shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares, although it will pay the expenses in preparing the Registration Statement and registering the Shares. The Company does receive proceeds from the issuance of Shares to the Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, upon their exercise of the Warrants. The Selling Shareholders have been advised that they, and their pledgees, donees, transferees or other successors in interest, are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation Rules 10b-5, 10b-6, and 10b-7 thereunder.


                             DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock to be offered pursuant to this Prospectus has been incorporated by reference into this Prospectus. See "Documents Incorporated by Reference".

                                    LEGAL MATTERS

    The legality of the issuance of the shares of Common Stock of the Company offered by this Prospectus will be passed upon for the Company by Schuler, Messersmith & McNeill, Albuquerque, New Mexico.

                                       EXPERTS

    The financial statements of SBS Technologies, Inc. as of June 30, 1995 and 1996, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

                                    RECENT EVENTS

    In November 1996, the Company completed its acquisition of Bit 3 and its public offering of 1,800,000 shares of Common Stock, 300,000 of which were offered on behalf of selling shareholders. Proceeds of the public offering paid to the Company were used to acquire Bit 3 and pay off long-term debt. The remaining proceeds will be used for general working capital purposes. In connection with the acquisition, the Company recorded approximately $9.8 million in intangible assets, including goodwill, which will be amortized on a straight line basis over the estimated benefit period of ten years. The Company also recorded an $11 million earnings charge in its second fiscal quarter of 1997 based on an assessment that that amount of Bit 3's purchase price represented technology that does not meet the accounting definitions of "completed technology," and thus should be charged to earnings under generally accepted accounting principles. See the discussion on the acquisition of Bit 3 and the public offering under "The Company" above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which are on file with the Securities and Exchange Commission (File No. 1-10981), are incorporated in this Prospectus by reference and made a part hereof:

    A. The Company's Annual Report on Form 10-K for the year ended June 30, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934 ("Exchange Act").

    B. The Company's Form 10-K/A, amending its Form 10-K for the fiscal year ended June 30, 1996.

    C. The Company's Form 10-Q for the quarter ended September 30, 1996.

    D. The Company's Form 10-Q for the quarter ended December 31, 1996.

    E. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed November 2, 1995 under Section 12 of the Exchange Act, including any further amendment or report filed for the purpose of updating that description.

    All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and before the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The documents incorporated herein by reference (other than exhibits not specifically incorporated by reference) are available without charge upon the written or oral request of a person, including a beneficial owner, to whom a Prospectus is delivered. The written or oral request should be directed to Christopher J. Amenson, President, 2400 Louisiana Boulevard, NE, AFC Building 5, Suite 600, Albuquerque, New Mexico 87110; telephone (505)875-0600.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents, which are on file with the Commission (File No. 1-10981), are incorporated in this Registration Statement by reference and made a part hereof:

    A. The Registrant's Annual Report on Form 10-K for the year ended June 30, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934 ("Exchange Act").

    B. The Registrant's Form 10-K/A, amending its Form 10-K for the fiscal year ended June 30, 1996.

    C. The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

    D. The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

    E. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed November 2, 1995 under
Section 12 of the Exchange Act, including any further amendment or report filed for the purpose of updating that description.

    All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                                    LEGAL OPINION

    The legality of the issuance of the shares of Common Stock of the Company offered by this Registration Statement will be passed upon for the Company by Schuler, Messersmith & McNeill, Albuquerque, New Mexico.

                                       EXPERTS

    The financial statements of SBS Technologies, Inc. as of June 30, 1995 and 1996, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended Articles of Incorporation provide that the directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for any breach of a director's fiduciary duty as a director, except for liability for breach or for failure to perform the duties of the office of director in compliance with the New Mexico Business Corporation Act, as amended, if that breach or failure constitutes willful misconduct or recklessness (or, in the case of a director compensated more than $2,000 per year or who holds an ownership interest in the Company, if the breach or failure constitutes negligence, willful misconduct or recklessness).

    The Bylaws of the Company provide for indemnification, in accordance with the New Mexico Business Corporation Act, as amended, ("Corporation Act") of directors and officers of the Company for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by that person in any action or proceeding, on account of services as a director or officer of the Company, as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise for which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. The Corporation Act currently provides that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and may not be made for proceedings in which the person is adjudged to be liable to the corporation. No indemnification is permitted for any proceeding charging improper personal benefit to the person, whether or not involving action in the person's official capacity, if the person is adjudged to be liable on the basis that personal benefit was improperly received by the person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    None

ITEM 8.  EXHIBITS

    The following Exhibits are filed with this Registration
Statement:

Exhibit No.      Description of Exhibit                    Page No.
----------       ----------------------                    -------
 4.1          Articles VI of the Articles of
              Incorporation, as amended, as
              included in the Articles of
              Incorporation of SBS Engineering,
              Inc. filed as Exhibit 3.1 of the
              Registrant's Form 10-Q for the
              quarter ended December 31, 1995.*

 4.2          Articles I, II of the Bylaws of
              SBS Engineering, Inc., as amended,
              as included in the Bylaws filed as
              Exhibit 3.2 of the Registrant's
              Form 10-Q for the quarter ended
              December 31, 1995.*

 4.3          Form of certificate evidencing
              Common Stock, filed as Exhibit 4.3
              to the Registrant's Registration
              Statement on Form S-3 effective
              April 16, 1996.*

 5            Opinion of Schuler, Messersmith & McNeill         33

23.1          Consent of Schuler, Messersmith & McNeill
              (included in Exhibit 5)

23.2          Consent of KPMG Peat Marwick LLP                  36

24            Power of Attorney (See Page 30)

    *Incorporated by reference

ITEM 9.  UNDERTAKINGS

    (a)  Rule 415 Offering.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)   Filings Incorporating Subsequent Exchange Act Documents by Reference.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Undertaking Concerning Claim for Indemnification Against Certain Liabilities

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









                 [This part of the page is intentionally left blank.]

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on March 6, 1997.


                                       SBS TECHNOLOGIES, INC.



                                       By: /s/ CHRISTOPHER J. AMENSON
                                       Christopher J. Amenson,
                                       President and Chief Executive
                                       Officer

                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew C. Cruce and Christopher J. Amenson, and each of them, with full power to act as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, or a related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature                    Capacity                                 Date
---------                    --------                                 ----

/s/ DR. ANDREW C. CRUCE    Chairman of the Board                    6 March '97
Dr. Andrew C. Cruce        and Director


/s/ CHRISTOPHER J. AMENSON President, Chief                         6 March '97
Christopher J. Amenson     Executive Officer,
                           Chief Operating Officer,
                           Director (Principal Executive
                           Officer)


/s/ SCOTT A. ALEXANDER     Vice President,                          6 March '97
Scott A. Alexander         Secretary, Director




/s/ JAMES E. DIXON, JR.    Vice President of Finance and            6 March '97
James E. Dixon, Jr.        Administration, Treasurer and
                           Chief Financial Officer
                           (Principal Financial
                           and Accounting Officer)

/s/ WARREN ANDREWS         Director                                 6 March '97
Warren Andrews




/s/ WILLIAM J. BECKER      Director                                 6 March '97
William J. Becker




/s/ LAWRENCE A. BENNIGSON  Director                                 6 March '97
Lawrence A. Bennigson

                                    EXHIBIT INDEX

    All references in documents to SBS Engineering, Inc. should be read as SBS Technologies, Inc., to reflect the change of name of the Company in June of 1995.

Exhibit No.       Description of Exhibit                   Page No.
----------        ----------------------                   -------

 4.1          Articles VI of the Articles of
              Incorporation, as amended, as
              included in the Articles of
              Incorporation of SBS Engineering,
              Inc. filed as Exhibit 3.1 of the
              Registrant's Form 10-Q for the
              quarter ended December 31, 1995,
              filed February 12, 1996.*

 4.2          Articles I, II of the Bylaws of
              SBS Engineering, Inc., as amended,
              as included in the Bylaws filed as
              Exhibit 3.2 of the Registrant's
              Form 10-Q for the quarter ended
              December 31, 1995, filed February
              12, 1996.*

 4.3          Form of certificate evidencing
              Common Stock, filed as Exhibit 4.3
              to the Registrants Registration
              Statement on Form S-3 effective
              April 16, 1996.*

 5            Opinion of Schuler, Messersmith & McNeill            33

23.1          Consent of Schuler, Messersmith & McNeill
              (included in Exhibit 5)

23.2          Consent of KPMG Peat Marwick LLP                     36

24            Power of Attorney (See Page 30)

    * Incorporated into this Registration Statement by reference